PRIVATE PLACEMENT
                             SUBSCRIPTION AGREEMENT

     THIS SUBSCRIPTION AGREEMENT (the "Agreement"), is entered into by and between FULL TILT SPORTS, INC., a Colorado corporation with its principal place of business located at 212 North Wahsatch, Suite 205, Colorado Springs, Colorado 80903 (the "Company"), the undersigned PRINCIPAL SHAREHOLDERS of the Company (the "Principal Shareholders"), and LEROY LANDHUIS (the "Purchaser") (collectively referred to as the "Parties"), effective as of April 19, 2000.

                                    RECITALS

     WHEREAS, the Purchaser wishes to acquire 3,594,256 shares of Common Stock of the Company in exchange for payment comprised of cash in the amount of $1,000,000, rent for a two year tenancy of office space, office equipment, improvements, and consulting services; and

     WHEREAS, the Purchaser and Principal Shareholders have agreed, as a condition of the proposed stock acquisition, to enter into a voting agreement as provided herein concerning the management of the Company, and the Purchaser and the Company have agreed to enter into a Consulting Agreement concerning services provided by the Purchaser; and

     WHEREAS, the Parties desire to set forth the terms and conditions of the aforementioned transactions.

     NOW THEREFORE, in consideration of the Recitals that shall be deemed to be a substantive part of this Agreement and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereby covenant, promise, agree, represent and warrant as follows:

                                    ARTICLE I

                                  Sale of Stock

1.1 Offer to Purchase.
----------------------
     Subject to the additional terms and conditions herein, the Purchaser hereby agrees to subscribe, purchase and acquire 3,594,256 shares of Common Stock at a price of $.373869 per share of the Company (as hereinafter defined) (the "Shares"). The Company agrees to issue and sell to the Purchaser at Closing (as hereinafter defined) the Shares in consideration of the following cash and other transfers.

     a) One Million Dollars ($1,000,000), less any amount previously advanced by the Purchaser towards such purchase price, payable in cash at Closing;

     b) Payment of rent for the Company's office facilities located at 212 N. Wahsatch, Suite 205, Colorado Springs, Colorado 80903, for a two year term commencing February 1, 2000, pursuant to an agreement substantially in accordance with the terms and conditions of the

Lease Agreement, attached hereto as Exhibit "A" and incorporated by reference herein. The Purchaser acknowledges that rent (valued at an aggregate of $193,744) for the abovementioned period shall be paid by the issuance of the stock as stated in this paragraph; and

     c) Office equipment and improvements, as described on Exhibit "B", attached hereto and incorporated by reference herein, valued at $32,192.

     d) Consulting services valued at $117,844 rendered to the Company in the first year of the Consulting Agreement entered into by Purchaser and the Company concurrently herewith, in the form attached hereto as Exhibit "C" and incorporated by reference herein.

1.2  Restricted Shares.
-----------------------
     The Shares shall be issued as restricted shares as defined in Rule 144 of the Securities Act of 1933 ("the 1933 Act"), and shall bear the restrictive legend as required therein.

1.3  Registration Rights.
------------------------

     a) As soon as practical but no later than 180 days following the Closing, the Company shall prepare and file a Registration Statement with the Securities Exchange Commission to register the Shares for resale by the Purchaser. The Company shall use its best efforts to have the Registration Statement declared effective by the Securities and Exchange Commission, and to keep the Prospectus current for 12 months after the effective date.

     b) The Company shall accrue for the Purchaser 12,500 shares of common stock monthly (or a pro rata portion thereof for any partial month), commencing immediately upon Closing and payable at the end of each month up to the effective date of the Registration Statement.

                                   ARTICLE II

                             Stock Purchase Warrant

     The Parties agree that as further consideration for the transfers hereafter, the Company shall issue to the Purchaser a Stock Purchase Warrant for the purchase of 1,036,000 shares of Common Stock of the Company in the form attached hereto as Exhibit "D" (the "Warrant"). The stock issued pursuant to the Warrant shall carry such Registration Rights as set forth in Section 1.3(a) of this Agreement.

                                   ARTICLE III

                                Voting Agreement

3.1 Following the date of Closing, and for a period of two (2) years thereafter, the Purchaser and the Principal Shareholders shall vote all shares they own now and shall cast all their votes as members of the Board of Directors, as follows:

     a) that the initial Board of Directors of the Company following Closing shall be comprised of Roger K. Burnett, Joseph F. DeBerry, J. Fisher DeBerry, the Purchaser and one nominee of the Purchaser's sole choice and discretion; and

     b) that Roger K. Burnett, Joseph F. DeBerry and the Purchaser shall be nominated and shall remain on the Board of Directors.

     c) that Roger K. Burnett and Joseph F. DeBerry shall nominate and appoint a replacement of their sole choice and discretion to the Board of Directors in the event that J. Fisher DeBerry resigns or is otherwise voted off of the Board of Directors.

3.2 Except as provided in Section 3.1 (c) above, the requirement to vote for any one or more of the above referenced Directors shall terminate upon the resignation of any such Director from the Board of Directors of the Company or the termination of the employment and/or consulting arrangement of such Director with the Company.

3.3 With the approval of the Board of Directors, and in accordance with the Bylaws of the Company, the Board of Directors may be expanded to add additional members in the best interests of the shareholders. Any appointments made to fill the positions created by the expansion shall be approved by a majority of the Board of Directors.

                                   ARTICLE IV

                         Representations and Warranties

4.1  Representations and Warranties of the Company.
---------------------------------------------------

         The Company represents and warrants to the Company as follows:

     a) The Company has been duly incorporated and organized and is validly existing and in good standing under the laws of the State of Colorado; it has the corporate power to carry on its business as currently conducted by it;

     b) The Company has full power, legal right and authority to execute and deliver this Agreement and has such power, legal right and authority to do all such acts and things as are required hereunder to be done, observed or performed by it, subject to and in accordance with the terms hereof;

     c) All necessary corporate action of the directors and shareholders of the Company to authorize the execution, delivery and performance of this Agreement has been taken; this Agreement has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company enforceable by the Purchaser in accordance with its terms;




     d) None of the authorization, execution, delivery or performance by the Company of this Agreement, including, without limitation, the issuance of the Shares as provided hereunder, requires any approval or consent of any governmental or regulatory or agency or is in conflict with or in contravention of the articles of incorporation of the Company and all amendments thereto, the by-laws of the Company, resolutions of the director or shareholders of the Company or the provision of any agreement or undertaking to which the Company is a party to;

     e) The Company is a reporting Company under Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Company has timely filed all material required to be filed pursuant to Sections 13 or 14 under the 1934 Act during the last 12 months (or such shorter period as the Company has been required to file such reports);

     f) The Common Stock of the Company is traded in the over-the-counter market in the United States and is quoted on the OTC Bulletin Board maintained by NASD;

     g) Subject to filings required to be completed following Closing, the issuance of the Shares to the Purchaser will not result in any contravention of any applicable securities legislation or regulations thereunder;

     h) The Shares shall be duly authorized and upon Closing shall be validly issued and outstanding and be fully paid and non-assessable shares in the capital of the Company, free and clear of all rights, liens or other encumbrances other than restrictions imposed under the 1933 Act;

     i) The Form 10-KSB ("Form 10-KSB") of the Company, being the Annual Report under section 13 or 15(d) of the 1934 Act for the fiscal year ended December 31, 1999, including the financial statements and schedules included therein, contained no untrue, false or misleading statement of a material fact and no material fact or information has been omitted therefrom which was required to be stated therein or was necessary to make the statements or information contained therein not false or misleading in the light of circumstances in which they are made;

     j) Except as disclosed in the Form 10-KSB, the Company has good title to and possession of all of its assets, free and clear of all liens, charges or encumbrances whatsoever;

     k) The Shares are being offered without registration pursuant to an exemption from the registration requirements under the 1933 Act, in reliance upon Rule 506 of Regulation D and/or Section 4(2) of the 1933 Act, as a transaction not involving any public offering, and no prospectus will be required and no other document must be filed, proceeding taken or approval obtained in the United States to permit the offering, sale and delivery of the Shares by the Company other than the filing of the forms and other documents required to be filed after Closing;

     l) Immediately following Closing, the Shares will represent at least 47.74% of the issued and outstanding shares in the capital of the Company on a non-diluted basis;

     m) The authorized capital of the Company presently consists of 25,000,000 shares of Common Stock with a par value of $.001 per share of which there are 4,064,757 shares of Common Stock issued and outstanding as of the date hereof, and 5,000,000 shares of Series A Convertible Preferred Stock with par value of $.01 per share of which there are 50,000 shares of Preferred Stock issued and outstanding as of the date hereof, and there are stock options issued and outstanding for 1,035,000 shares as of the date hereof;

     n) The Company has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on or of any of its shares of stock or securities of any class, except for the Series A Convertible Preferred Stock or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of stock or securities or agreed to do any of the foregoing;

     o) Other than pursuant to the rights attached to the Series A Convertible Preferred Stock, there is not, in the contacting documents of the Company or in any Agreement, mortgage, note, debenture, indenture or other instrument or document to which the Company is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Company or the payment of dividends by the Company to the holders of its Common Stock.

4.2  Representations  and  Warranties  of  the  Purchaser.
----------------------------------------------------------
     The  Purchaser  represents  and  warrants  to the  Company,  as follows and
acknowledges  that  the  Company  is  relying  upon  such   representations  and
warranties in accepting this offer:

     a) The Purchaser is a bona fide resident of Colorado and, subject to all rights of resale following the registration of the securities as provided by the applicable securities laws, the Shares are being purchased by the Purchaser in the Purchaser's name solely for the Purchaser's own account and own beneficial interest and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization, for investment without the intention of reselling or redistributing the same;

     b) The Purchaser can bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the 1933 Act or under the securities laws of any state and, therefore, none of such securities can be resold unless they are subsequently registered under said laws or exemptions from such registrations are available;

     c) The Purchaser has received, carefully reviewed and is familiar with all SEC filings made by the Company;

     d) The Purchaser is in a financial position to hold the Shares for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of the Purchaser's investment in the Shares;

     e) The Purchaser, either alone or with the assistance of the Purchaser's own professional advisor, has such knowledge and experience in financial and business matters that the Purchaser is capable of reading and interpreting financial statements and evaluating the merits and risk of an investment in the Shares and has the net worth to undertake such risks;

     f) The Purchaser believes that the investment in the Shares is suitable for the Purchaser based upon the Purchaser's investment objectives and financial needs, and the Purchaser has adequate means for providing for the Purchaser's current financial needs and contingencies and has no need for current liquidity of investment with respect to the Shares;

     g) The Purchaser acknowledges that there is only a limited public market for the Common Stock and the Purchaser may not be able to liquidate its investment in the event of an emergency or pledge of such securities as collateral for loans;

     h) The Purchaser acknowledges that the transferability of such securities is restricted, requires conformity with the restrictions contained herein, and legends will be placed on the certificates representing the Shares issued referring to the applicable restrictions on transferability, and that such certificates representing the Shares will contain and be endorsed with the following, or a substantially equivalent, legend;

     THESE SECURITIES HAVE BEEN ACQUIRED PURSUANT TO AN INVESTMENT REPRESENTATION BY THE HOLDER AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED OR DONATED OR OTHERWISE TRANSFERRED EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF COUNSEL AND THE SUBMISSION TO THE COMPANY OF OTHER EVIDENCE, SATISFACTORY TO IT AND AS REQUIRED BY COUNSEL TO THE COMPANY, THAT ANY SUCH TRANSFER WILL NOT VIOLATE THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS;

     i) The Purchaser acknowledges that, notwithstanding the commitment of the Company to use its best efforts to register the Shares under the 1933 Act, the Purchaser acknowledges that the Company may not be successful in any attempt to register the Shares under the 1933 Act, and any applicable state securities law.

4.3  Accredited Investor.
-------------------------

     The Purchaser hereby represents and warrants that the Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D of the 1933 Act, and is therefore either:

         (initial one)

         ____     a) a natural  person  whose  individual  net  worth,  or joint net worth with his spouse, at the time of the purchase of the Shares, exceeds $1,000,000;

         or

         ____ b) a natural person who had an individual income of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

4.4  Survival of Representations and Warranties.
------------------------------------------------
     All representations and warranties made by either party hereunder shall survive the Closing.


                                    ARTICLE V

                            Covenants of the Company

5.1  Conditions to Negotiation of Mergers, Acquisitions or Financing.
---------------------------------------------------------------------
In addition to any other rights provided by law, the Company shall not:

          (i) commence any negotiation of a merger with, or the acquisition of any company or business entity without the involvement of Purchaser as the lead negotiator on behalf of the Company,

          (ii) commence any negotiation of a contract for the sale of substantially all, or a controlling percentage of, the Company's securities without the involvement of Purchaser as the lead negotiator on behalf of the Company,

          (iii) commence any negotiation of a contract for the sale of 20% or more of the Company's assets, other than in the normal course of business without the involvement of Purchaser as the lead negotiator on behalf of the Company, or

          (iv) conduct any debt or equity financing without the involvement of Purchasers as the lead negotiator on behalf of the Company.

5.2 Conversion  and/or  Redemption of Series A Convertible  Preferred  Stock.
-----------------------------------------------------------------------------
     As soon as possible following the Closing, the Company shall cause the outstanding Series A Convertible Preferred Stock to be either converted to Common Stock or to be redeemed by the Company.

5.3 Adoption of Insider Trading Compliance Policy.
-------------------------------------------------
     As soon as possible following the Closing, the Company shall adopt an Insider Trading Compliance Policy in the form attached as Exhibit E, attached hereto.

5.4  Acquisition of Directors'  and Officers'  Liability  Insurance.
-------------------------------------------------------------------
     As soon as possible, but no later than 15 days following closing, the Company shall utilize its best efforts to acquire a policy of D&O Liability Insurance in the amount of not less than $1,000,000 and shall utilize reasonable efforts to have a policy in the amount of $2,000,000 in place no later than 180 days following closing.

5.5  Co-Sale Agreement.
----------------------
     Purchaser and Principal Shareholders shall enter into a co-sale agreement in the form attached hereto as Exhibit "F".

5.6 Limitation on Use of Cash Investment.
-----------------------------------------
     Until such time as the registration of the Shares is complete and the Shares are freely transferable all cash invested by Purchaser pursuant to this Agreement shall remain in a Company account unless the release of such funds is approved by Purchaser.

                                   ARTICLE IV

                                   Conditions

6.1 Conditions to the Purchaser's Obligations.
----------------------------------------------
     The obligations of the Purchaser to complete the purchase and sale contemplated hereby shall be subject to the fulfillment and/or performance on or before the Closing, of the following terms and conditions, compliance with which may be waived in whole or in part by the Purchaser in its discretion and upon such terms as it may consider appropriate:

     a) The representations and warranties of the Company, contained herein shall be true in all material respects at and as of the Closing as though such representation and warranties were made again at and as of such time and on the Closing;

     b) The Company shall have performed and complied with all covenants, agreements and conditions required hereby to be performed or complied with by the Company, up to and including the Closing;

     c) The voting agreement contemplated by Article III herein is effective and the Purchaser shall have been duly nominated and elected to the Board of Directors of the Company, and designated as Chairman of the Board of Directors.

6.2 Conditions to the Company's  Obligations.
---------------------------------------------
     The obligations of the Company to complete the purchase and sale contemplated hereby shall be subject to the fulfillment and/or performance, on or before Closing, of the following terms and conditions, compliance with which may be waived in whole or in part by the Company in its discretion and upon such terms as it may consider appropriate:

     a) The representation and warranties of the Purchaser contained herein shall be true in all material respects on and as of the Closing as though such representations and warranties were made at and as of such time; and

     b) The Purchaser shall have performed and complied with all covenants, agreements and conditions required hereby to be performed or complied with by it up to and including the Closing.

                                   ARTICLE VII

                                     Closing

7.1  Closing.
-------------
     The closing of purchase and sale provided for herein shall be completed at 2:00 PM, on April 19, 2000 at the office of Sparks, Willson, Borges, Brandt &
Johnson, P.C., 128 S. Tejon, Suite 304, Colorado Springs, CO 80901, or such other time and place as may be agreed upon between the parties, the actual date and time of closing being herein referred to as the "Closing".

7.2  Purchasers Obligations.
----------------------------
     At the Closing, the Company shall deliver to the Purchaser:

     a) Share certificate representing the 3,594,256 shares of Common Stock of the Company bearing the restrictive legend as required by Rule 144 of the 1933 Act, registered in the name of the Purchaser;

     b) An executed Stock Purchase Warrant, in accordance with Article II herein; and

     c) Executed minutes of the Board of Directors, nominating and electing the Purchaser as a Director and as Chairman of the Board of Directors.

6.3  At the Closing, the Purchaser shall deliver to the Company:

     a) A check, bank draft or wire transfer payable to the Company in the amount of One Million Dollars ($1,000,000), minus any amount previously paid towards such purchase price;

     b) An executed Lease Agreement, in accordance with Section 1.1(b) herein;

     c) Bill of Sale for equipment and improvements; in accordance with Section 1.1(c) herein; and

     d) An executed Consulting Agreement, in accordance with Section 1.2 herein.

                                  ARTICLE VIII

                               General Provisions

8.1 Entire  Agreement.
---------------------
     This Agreement and the Exhibits incorporated herein constitute the entire understanding of the parties with regard to this Agreement. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth herein. No modification or Amendment to this Agreement shall be binding unless executed in writing by all parties.

8.2 Assignment,  Successor and Assigns.
---------------------------------------
     Neither this Agreement, nor any rights hereunder shall be assignable by any party without the prior written consent of each of the other parties. This Agreement shall ensure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

8.3 Headings.
------------
     The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement. Singular terms shall include the plural, and plural terms shall include the singular.

8.4 Notices.
-----------
     Notices required or authorized hereunder shall be deemed given sufficiently if in writing and delivered in person, sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile to the addresses on record with the Company unless and until one party notifies the other party of any change of address.

8.5  Severability.
------------------
     In the event that one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.6  Waivers.
------------
     No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, nor shall any single waiver constitute a continuing waiver. The failure of any party as to seek redress for violation of, or as to insist upon the strict performance of any covenant or condition of this Agreement, shall not prevent a subsequent act which would have originally constituted a violation, from having the effect of an original violation.

8.7  Time of Essence.
--------------------
     Time is of the essence of each provision of the Agreement.

8.8  Governing  Law.
-------------------
     This Agreement shall be governed by and interpreted and enforced in accordance with, the laws in force in the State of Colorado. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Colorado with respect to any matter arising hereunder or related hereto.

8.9 Further  Assurances.
------------------------
     Each of the parties hereto agrees to do, execute and deliver or cause to be done, executed and delivered all such further acts, documents and things as may be reasonably required from time to time to give effect to this Agreement and to complete the transactions contemplated herein.

8.10  Counterparts  and  Facsimiles.
-----------------------------------
     This Agreement may be executed in several counterparts, and as so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all parties are not signatory as to one original or the same counterpart. Facsimile signatures are acceptable.

     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement, on the date first above written.

COMPANY:                                             PURCHASER:

Full Tilt Sports, Inc.

By:
    -------------------------------                  ---------------------------
    Roger K. Burnett, President                      LeRoy Landhuis


PRINCIPAL SHAREHOLDERS:


----------------------                               ---------------------------
Roger K. Burnett                                     Joseph F. DeBerry

                                    EXHIBIT A

                                 LEASE AGREEMENT

                                   (see Tab 2)

                                    EXHIBIT B

                                  Bill of Sale

                        Office Equipment and Improvements

                                   (see Tab 3)

                                    EXHIBIT C

                              CONSULTING AGREEMENT

                                   (see Tab 4)

                                    EXHIBIT D

                             STOCK PURCHASE WARRANT

                                   (see Tab 5)

                                    EXHIBIT E

                       INSIDER TRADING COMPLIANCE PROGRAM
                       ----------------------------------

                             FULL TILT SPORTS, INC.

                                 Adopted , 2000
                                 --------------


     In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, Full Tilt Sports, Inc. (the "Company") has adopted the policies and procedures described in this Memorandum.

I.   Adoption of Insider Trading Policy.
     ----------------------------------

     The Company has adopted the Insider Trading Policy attached hereto as Exhibit A (the "Policy"), which prohibits trading based on material, nonpublic information regarding the Company ("Inside Information"). The Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information. The Policy (and/or a summary thereof) is to be delivered to all new employees and consultants upon the commencement of their relationships with the Company, and is to be circulated to all personnel at least annually.

II.  Designation of Certain Persons.
     ------------------------------

     A. Section 16 Individuals.
     --------------------------
     The Company has determined that those persons listed on Exhibit B attached hereto are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and the rules and regulations promulgated thereunder ("Section 16 Individuals"). Exhibit B will be amended from time to time as appropriate to reflect the election of new officers or directors, any change in function of current officers and the resignation or departure of current officers or directors.

     B. Other Persons.
     -----------------
     The Company has determined that those persons listed on Exhibit C attached hereto, together with the Section 16 Individuals, should be subject to the preclearance requirement described in Section IV.A. below, in that the Company believes that, in the normal course of their duties, such persons have, or are likely to have, regular access to Inside Information. Exhibit C will be amended from time to time as appropriate. Under special circumstances, certain persons not listed on Exhibit C may come to have access to Inside Information for a period of time. During such period, such persons should also be subject to the preclearance procedure described in Section IV.A. below.

III. Appointment of Compliance Officer.
     ---------------------------------

     The Company has appointed Roger K. Burnett as the Company's Insider Trading Compliance Officer.

IV.  Duties of Compliance Officer.
     ----------------------------

     The duties of the Compliance Officer shall include, but not be limited to, the following:

     A. Preclearing all transactions involving the Company's securities by those individuals listed on Exhibits B and C, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended.

     B. Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.

     C. Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act.

     D. Mailing monthly reminders to all Section 16 Individuals regarding their obligations to report.

     E. Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires, and reports received from the Company's stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

     F. Circulating the Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.

     G. Assisting the Company's Board of Directors in implementation of the Policy and Sections I and II of this memorandum.

     H. Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements.

                 EXHIBIT A TO INSIDER TRADING COMPLIANCE PROGRAM
                 -----------------------------------------------

                             FULL TILT SPORTS, INC.

                             INSIDER TRADING POLICY

                         and Guidelines with Respect to
                   Certain Transactions in Company Securities

                               -------------------

         This Policy provides guidelines to employees, officers and directors of Full Tilt Sports, Inc. (the "Company") with respect to transactions in the Company's securities.

                             Applicability of Policy
                             -----------------------

     This Policy applies to all transactions in the Company's securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company's Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as "Insiders." This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

     Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

                               Statement of Policy
                               -------------------


                                 General Policy
                                 --------------

     It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

                                Specific Policies
                                -----------------

1.   Trading on Material Nonpublic Information.
-----------------------------------------------
     No director, officer or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term "Trading Day" shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.

2.   Tipping.
------------
     No Insider shall disclose ("tip") Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company's securities.

3. Confidentiality of Nonpublic Information.
--------------------------------------------
     Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

                     Potential Criminal and Civil Liability
                           and/or Disciplinary Action
                     --------------------------------------

1. Liability for Insider Trading.
---------------------------------
     Insiders may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in the Company's securities at a time when they have knowledge of nonpublic information regarding the Company.

2. Liability for Tipping.
------------------------
     Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. The Securities and Exchange Commission (the "SEC") has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions.
---------------------------------
     Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.

                             Recommended Guidelines
                             ----------------------

1. Recommended Trading Window.
------------------------------
     The period beginning one month before the end of each quarter and ending two Trading Days following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company's stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, generally possess Material Nonpublic Information about the expected financial results for the quarter.

     Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, the Company strongly recommends that all directors, officers and employees having access to the Company's internal financial statements or other Material Nonpublic Information refrain from conducting transactions involving the purchase or sale of the Company's securities other than during the period (the "trading window") commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until one month prior to the end of the next fiscal quarter. The safest period for trading in the Company's securities, assuming the absence of Material Nonpublic Information, is probably only the first ten days of the trading window.

     From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company's securities during such period and should not disclose to others the fact of such suspension of trading.

     The purpose behind the suggested self-imposed "trading window" period is to help establish a diligent effort to avoid any improper transaction. An Insider may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the trading window, since the Insider may, at such time, have access to Material Nonpublic Information regarding, among other things, the Company's anticipated financial performance for the quarter.

     It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company's securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company's securities during the trading window should not be considered a "safe harbor," and all directors, officers and other persons should use good judgment at all times.

2. Preclearance of Trades.
-------------------------
     The Company has determined that all officers and directors of the Company should refrain from trading in the Company's securities, even during the trading window, without first complying with the Company's "preclearance" process. Each officer and director should contact Roger K. Burnett, the Company's Insider Trading Compliance Officer, prior to commencing any trade in the Company's securities. The Company may find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors other than and in addition to officers and directors.

3. Individual Responsibility.
----------------------------
     Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company's securities.

     An Insider may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

                  Applicability of Policy to Inside Information
                            Regarding Other Companies
                  ----------------------------------------------

     This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company's business partners. All employees should treat Material Nonpublic Information about the Company's business partners with the same care required with respect to information related directly to the Company.

                  Definition of Material Nonpublic Information
                  --------------------------------------------

     It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities.

     While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

               -    Financial results
               -    Projections of future earnings or losses
               -    News of a pending or proposed merger
               -    News of the disposition of a subsidiary
               -    Impending bankruptcy or financial liquidity problems
               -    Gain or loss of a substantial customer or supplier
               -    Changes in dividend policy
               -    New product announcements of a significant nature
               -    Significant product defects or modifications
               -    Significant pricing changes
               -    Stock splits
               -    New equity or debt offerings
               -    Acquisitions
               - Significant litigation exposure due to actual or threatened litigation
               -    Major changes in senior management.

Either positive or negative information may be material.

     Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

                               Certain Exceptions
                               ------------------

     For purposes of this Policy, the Company considers that the exercise of stock options or stock warrants for cash under the Company's stock option plan or stock warrant plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option or warrant agreement.

                 Additional Information - Directors and Officers
                 -----------------------------------------------

     Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company's securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option or warrant under the Company's option plan or warrant plan, nor the exercise of that option or warrant, is deemed a purchase under
Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company's stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with
Section 16 and its related rules.

                                    Inquiries
                                    ---------

     Please direct your questions as to any of the matters discussed in this Policy to Roger K. Burnett, the Company's Insider Trading Compliance Officer.

                 EXHIBIT B TO INSIDER TRADING COMPLIANCE PROGRAM
                 -----------------------------------------------

                  OFFICERS AND DIRECTORS SUBJECT TO SECTION 16

1.       Directors:
         ---------




2.       Officers:
         --------

                 EXHIBIT C TO INSIDER TRADING COMPLIANCE PROGRAM
                 -----------------------------------------------

                     OTHER EMPLOYEES WITH REGULAR ACCESS TO
                         MATERIAL NONPUBLIC INFORMATION

Name                         Title (if any)
----                         --------------

                                    EXHIBIT F

                                CO-SALE AGREEMENT
                                -----------------

                                   (see Tab 6)